Exhibit 5.1

December 10, 2013

Amicus Therapeutics, Inc.

1 Cedar Brook Drive

Cranbury, NJ 08512

Re: Resale Registration

Ladies and Gentlemen:

We have acted as counsel to Amicus Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement (the “ Registration Statement “) of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Act “), and the filing of the Registration Statement with the Securities and Exchange Commission. The Registration Statement relates to the registration for resale of up to 19,277,081 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued to the selling stockholders identified in the Registration Statement pursuant to the Agreement and Plan of Merger, dated as of November 19, 2013, by and among the Company, Callidus Biopharma, Inc. and the other parties named therein (the “Merger Agreement”).

The Company has calculated the number of Shares being registered based on (i) 7,228,899 shares of Common Stock (the “Closing Shares”) issuable to the selling stockholders in connection with the closing of the merger transaction contemplated by the Merger Agreement and (ii) 12,048,182 shares of Common Stock (the “Milestone Shares”) that may be issued to the selling stockholders assuming each of the assumptions set forth in the Registration Statement.

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, the Merger Agreement, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company as we have deemed appropriate. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Closing Shares, when issued in accordance with the Merger Agreement, will be duly authorized and validly issued and will be fully paid and nonassessable, and the Milestone Shares, if and when issued in accordance with the Merger Agreement, will be duly authorized and validly issued and will be fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the reference to our firm under the section “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP